Exhibit 99.1

The LGL Group, Inc. Reports First Quarter 2012 Financial Results

ORLANDO, FL, May 14, 2012 – The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”), announced results for the quarter ended March 31, 2012.

First Quarter 2012 Financial Results

Total revenues for the three months ended March 31, 2012, were approximately $7,174,000, a decrease of 20.5% compared to revenues of $9,020,000 for the comparable period in 2011.  The Company reported a net loss of ($593,000) for the three months ended March 31, 2012, compared with net income of $241,000 for the same period in 2011.  Diluted loss per share was ($0.23) for the quarter ended March 31, 2012, compared with earnings per share of $0.10 for the quarter ended March 31, 2011.

The decrease in revenues for first quarter 2012 was due to continued weakness in the global macroeconomic environment and delays in capital decisions for telecommunications (“Telecom”) infrastructure spending, as well as due to the low levels of demand which continue to prevail in the Military, Instrumentation, Space and Avionics (“MISA”) market segments.  The decrease in net income is a direct result of the decrease in revenues, as well as decline in gross margin for the period which was the result of pricing and cost pressures throughout the supply chain.

Greg Anderson, LGL’s President and Chief Executive Officer said, “We are disappointed with our first quarter’s performance.  Our results clearly reflect the business cycle that we are working through.  Capital spending in our markets remains tight and is having a direct impact on our Company’s financial performance.  We are addressing the recent challenges affecting gross margins while at the same time seeking to maintain the strong operating leverage that we’ve previously demonstrated.  We do expect the business cycle to improve.  LGL has a strong balance sheet, strong customer positions, excellent technology, and remains positioned to weather the current business cycle.”

The Company’s order backlog increased to $8,895,000 at March 31, 2012, which was a 3.0% increase, compared the backlog of $8,634,000 at December 31, 2011.  Mr. Anderson said, “Engineering activity remains high as existing and new customers are requesting new designs which have the potential to lead to new product revenue in future quarters.  While it is difficult to predict timing of production orders from these efforts, we’re encouraged by the activity and are focusing our efforts on products that will support applications for the 3G/4G/LTE wireless infrastructure, microwave radio internet data backhaul and radios for public service, military and avionics.”

First Quarter 2012 Gross Margins of 22.3%; Cash from Operations of $131,000

Gross margins for the quarter ended March 31, 2012, were 22.3%, compared to 32.6% for the comparable period in 2011.  The decrease in gross margin was primarily due to the 20.5% decrease in revenues for the first quarter of 2012 compared to the same period in 2011, which spread fixed infrastructure costs over a smaller revenue base.  Mr. Anderson said, “We have maintained our fixed cost structure through the cycle, and we are addressing the variable cost pressures that are affecting margins, some actions which may have short-term impact and others that will require longer-term changes.”

The Company generated cash from operations of $131,000 for the quarter ended March 31, 2012, compared to cash from operations of $1,143,000 for the comparable period in 2011.  Cash as of March 31, 2012, was $13,392,000, and cash-adjusted working capital, which is comprised of accounts receivable plus inventory less trade accounts payable, improved to $7,255,000 at March 31, 2012, compared to $8,230,000 at December 31, 2011.

Mr. Anderson said, “We remain well-positioned to leverage our platform as management continues to seek opportunities for investment that will expand our growth opportunities to create shareholder through a disciplined approach to capital allocation.”

Investor’s Conference Call Scheduled for Tuesday, May 15, 2012, at 10:00 A.M. ET

An investor conference call is scheduled for Tuesday, May 15, 2012 at 10:00 a.m. ET.  The purpose of the call is to discuss the Company’s first quarter 2012 earnings results, current business activities and strategy.  The Company’s President and Chief Executive Officer, Greg Anderson, will host the audio event.

Participants are invited to “attend” the online meeting using Conferencing Center LIVE; or access the conference call at (800) 895-0231 for domestic callers and (785) 424-1054 for international callers.  The participant code is LGLIR515.

To attend the event, participants are asked to click on the following link: Join the meeting. Participants may also copy and paste the following information into their web browser: https://www.livemeeting.com/cc/conferencingevent/join.

The meeting ID is: LGLIR515; the entry code is: ATTEND.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  They are also used in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems. The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Accounting Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in The LGL Group’s filings with the U.S. Securities and Exchange Commission.

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Contact

R. LaDuane Clifton
The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000

THE LGL GROUP, INC.
Condensed Consolidated Statements of Operations - UNAUDITED

(Dollars in Thousands, Except Per Share Amounts)

For the quarter ended March 31,	2012	2011

REVENUES	$7,174	$9,020
Cost and expenses:
Manufacturing cost of sales	5,577	6,078
Engineering, selling and administrative	2,398	2,559
OPERATING INCOME (LOSS)	(801)	383
Total other income (expense)	(58)	(3)
INCOME (LOSS) BEFORE INCOME TAXES	(859)	380
Income tax benefit (provision)	266	(139)

NET INCOME (LOSS)	$(593)	$241

Weighted average number of shares used in basic and diluted EPS calculation.	2,595,242	2,481,149

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE.	$(0.23)	$0.10

THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(Dollars in Thousands)

	March 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$13,392	$13,709
Accounts receivable, less allowances of $116 and $131, respectively	3,807	4,309
Inventories, net	5,840	5,676
Deferred taxes	960	960
Prepaid expenses and other current assets	279	292
Total current assets	24,278	24,946
Property, plant and equipment, net	4,664	4,530
Other assets, net	3,203	2,945
Total assets	32,145	32,421
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	2,392	1,755
Other current liabilities	4,661	5,073
Total Liabilities	7,053	6,828
Stockholders’ Equity	25,092	25,593
Total Liabilities and Stockholder’s Equity	$32,145	$32,421